Exhibit 99.1

Thor Announces Record Financial Results For Fourth Quarter And Full Year Ended July 31, 2015

ELKHART, Ind., Sept. 21, 2015 /PRNewswire/ -- Thor Industries, Inc. (NYSE: THO) today announced record consolidated sales and net income from continuing operations for the fourth quarter and full year ended July 31, 2015.

Fourth-Quarter Highlights:

  Sales from continuing operations for the fourth quarter of fiscal 2015 were $1.06 billion, up 2% from $1.04 billion in the fourth quarter last year, as sales of both towable and motorized RVs posted slight decreases from a year ago, offset by the inclusion of a full quarter of revenue from Postle, which was acquired on May 1, 2015.
  Gross profit margins increased to 16.2% in the fourth quarter of fiscal 2015 compared to 14.6% in the prior-year period. Gross margins in the fourth quarter of fiscal 2015 improved largely as a result of the retroactive reinstatement of tariff rebates on certain imported raw material products as well as improvements in labor and warranty costs as a percent of sales.
  Net income from continuing operations for the fourth quarter was $69.0 million, up 3% from $66.8 million in the prior-year fourth quarter. Including the discontinued operations of Thor's Bus business, net income for the fourth quarter was also $69.0 million, up 4% from $66.6 million in the fourth quarter of fiscal year 2014.
  Diluted earnings per share (EPS) from continuing operations for the fourth quarter was $1.31, up 5% from $1.25 in the fourth quarter last year. Including the discontinued operations of Thor's Bus business, diluted EPS for the fourth quarter was also $1.31, up 5% from $1.25 in the fourth quarter of fiscal 2014. EPS for the fourth quarter of fiscal 2015 reflects the impact of the 1 million share repurchase completed on May 15, 2015.
  A number of items affect the comparability of Thor's financial results for the fourth quarters of fiscal 2015 and fiscal 2014. In the fourth quarter of fiscal 2014, the Company benefitted from a gain on the sale of property as well as a lower effective tax rate due to the settlement of various uncertain state tax positions. These benefits were partially offset by incremental costs for amortization and inventory revaluation related to the acquisition of K-Z. The net impact of these items on fourth quarter 2014 results was approximately $0.12 per diluted share. In the fourth quarter of fiscal 2015, the Company benefitted from the retroactive reinstatement of tariff rebates on certain imported raw material as well as a more modest decrease in effective tax rate due to the settlement of various uncertain state tax positions, partially offset by the incremental cost of amortization and inventory revaluation related to the acquisition of Postle. The net impact of these items on fourth quarter 2015 results was approximately $0.17 per diluted share.

Full-Year Highlights:

  Sales from continuing operations for the fiscal year ended July 31, 2015 were $4.01 billion, up 14% from $3.53 billion in the prior year.
  Gross profit margins increased to 13.9% in fiscal 2015 compared to 13.3% in the prior year. Gross margins in fiscal 2015 improved primarily as a result of product mix changes, improvements in labor and warranty costs, as well as the retroactive reinstatement of tariff rebates on certain imported raw materials.
  Net income from continuing operations for the year ended July 31, 2015 was $202.0 million, up 15% compared to $175.5 million in fiscal 2014. Including discontinued operations, net income for fiscal 2015 was $199.4 million, up 11% from $179.0 million in the prior year, which included the $7.1 million gain on the sale of the bus business.
  Diluted EPS from continuing operations for the year ended July 31, 2015 was $3.79, up 15% from $3.29 in the prior year. Including discontinued operations, diluted EPS for fiscal 2015 was $3.74, up 12% from $3.35 in fiscal 2014, which included the gain on the sale of the bus business.

"Fiscal 2015 marks the first year Thor has exceeded $4 billion in annual sales, an accomplishment in which we all take great pride. Our entire team has worked relentlessly to achieve record results on both the top and bottom lines," said Bob Martin, Thor President and CEO. "Over the coming year, we see many opportunities for growing our markets and Thor, particularly with the ongoing strength of retail RV sales. With the continued entry of baby boomers into the prime RV buying years, along with increasing levels of outreach and effort to engage younger, more diverse consumers, we are optimistic about the years ahead. In the near term, dealers are optimistic as we head into our Open House this week, while existing dealer inventory levels are relatively low ahead of our largest wholesale show of the year," he added.

Fourth-Quarter Segment Highlights:

  Towable RV sales were $802.2 million for the fourth quarter, down 3% from $825.6 million in the prior-year period. Towable RV income before tax was $85.7 million, up 2% from $84.0 million in the fourth quarter last year, partially due to the reinstatement of tariff rebates on certain imported raw material.
  Motorized RV sales were $216.4 million for the fourth quarter, down slightly from $217.8 million in the prior-year fourth quarter. Motorized RV income before tax was $19.9 million, up 33% from $15.0 million last year, due mainly to improved labor and warranty costs relative to the elevated levels in the fourth quarter of fiscal 2014, as well as the reinstatement of tariff rebates mentioned earlier.
  Consolidated backlog on July 31, 2015 was $574.0 million, up 7% from $538.1 million at July 31, 2014. Towable RV backlog increased 2% to $304.0 million, compared to $296.8 million at the end of fiscal 2014, while Motorized RV backlog increased 12% to $270.0 million from $241.3 million a year earlier.
  Thor's total cash balances as of July 31, 2015 were $183.5 million.

"From Thor's founding in 1980, it took 22 years to reach $1 billion in annual sales, and now just 13 years later, we have reached $4 billion in annual sales," said Peter B. Orthwein, Thor Executive Chairman. "As we expected last quarter, the fourth quarter presented some challenges when considering the shift in dealer orders and deliveries earlier in the fiscal year, but we were still able to show an increase in total sales and net income compared to a very strong fourth quarter last year. As we look to fiscal 2016, we see a number of macro uncertainties that may impact our results, from the recent volatility of financial and commodity markets to the inherent uncertainty surrounding the actions of the Federal Reserve and presidential elections, which may weigh on consumer behavior. In addition, the health of the Canadian market could be a significant factor in the coming year, as the ongoing weakness of the Canadian economy, as well as the relative strength of the U.S. dollar, could continue to have a negative impact on retail demand in a geography that has historically represented a significant portion of our overall sales. As these challenges are eclipsed by the opportunities we see in our industry, we feel confident in the future of Thor."

About Thor Industries, Inc.

Thor is the sole owner of operating subsidiaries that, combined, represent one of the world's largest manufacturers of recreational vehicles.

This release includes certain statements that are "forward looking" statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are made based on management's current expectations and beliefs regarding future and anticipated developments and their effects upon Thor Industries, Inc., and inherently involve uncertainties and risks. These forward looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, raw material and commodity price fluctuations, material or chassis supply restrictions, legislative and regulatory developments, the costs of compliance with increased governmental regulation, legal issues, the potential impact of increased tax burdens on our dealers and retail consumers, lower consumer confidence and the level of discretionary consumer spending, interest rate fluctuations and the potential economic impact of rising interest rates, restrictive lending practices, management changes, the success of new product introductions, the pace of obtaining and producing at new production facilities, the pace of acquisitions, the potential loss of existing customers of acquisitions, the integration of new acquisitions, the impact of the divestiture of the Company's bus business, the availability of delivery personnel, asset impairment charges, cost structure changes, competition, the potential impact of the strengthening of the U.S. dollar on international demand, general economic, market and political conditions and the other risks and uncertainties discussed more fully in ITEM 1A of our Annual Report on Form 10-K for the year ended July 31, 2015. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

THOR INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME FOR THE 3 AND 12 MONTHS ENDED July 31, 2015 and 2014
($000's except share and per share data)

	3 MONTHS ENDED JULY 31, (unaudited)				12 MONTHS ENDED JULY 31,
	2015	% Net Sales (1)	2014	% Net Sales (1)	2015	% Net Sales (1)	2014	% Net Sales (1)

Net sales	$1,058,156		$1,043,340		$4,006,819		$3,525,456

Gross profit	$ 171,279	16.2%	$ 152,806	14.6%	$ 557,545	13.9%	$ 470,396	13.3%

Selling, general and administrative expenses	69,660	6.6%	59,652	5.7%	250,891	6.3%	208,712	5.9%

Impairment charges	-	0.0%	-	0.0%	-	0.0%	710	0.0%

Amortization of intangible assets	4,409	0.4%	3,754	0.4%	16,015	0.4%	12,920	0.4%

Interest income, net	119	0.0%	359	0.0%	1,112	0.0%	1,567	0.0%

Other income, net	162	0.0%	1,969	0.2%	1,144	0.0%	3,198	0.1%

Income from continuing operations before income taxes	97,491	9.2%	91,728	8.8%	292,895	7.3%	252,819	7.2%

Income taxes	28,502	2.7%	24,949	2.4%	90,886	2.3%	77,303	2.2%

Net income from continuing operations	68,989	6.5%	66,779	6.4%	202,009	5.0%	175,516	5.0%

Income (loss) from discontinued operations, net of income taxes	(22)	0.0%	(199)	0.0%	(2,624)	-0.1%	3,486	0.1%

Net income	$ 68,967	6.5%	$ 66,580	6.4%	$ 199,385	5.0%	$ 179,002	5.1%

Earnings per common share from continuing operations
Basic	$ 1.31		$ 1.25		$ 3.80		$ 3.29
Diluted	$ 1.31		$ 1.25		$ 3.79		$ 3.29

Earnings per common share
Basic	$ 1.31		$ 1.25		$ 3.75		$ 3.36
Diluted	$ 1.31		$ 1.25		$ 3.74		$ 3.35

Weighted avg. common shares outstanding-basic	52,579,651		53,296,458		53,166,206		53,270,076
Weighted avg. common shares outstanding-diluted	52,724,070		53,409,543		53,275,510		53,361,690

	SUMMARY BALANCE SHEETS - July 31, ($000)

	2015	2014			2015	2014
Cash and equivalents	$ 183,478	$ 289,336	Current liabilities		$ 378,335	$ 370,715
Accounts receivable, trade and other	269,694	279,793	Long-term liabilities		59,726	60,306
Inventories	246,115	216,354	Stockholders' equity		1,065,187	977,697
Deferred income taxes and other, net	76,554	58,566
Total current assets	775,841	844,049
Property, plant & equipment, net	234,045	169,862
Goodwill	312,622	256,579
Amortizable intangible assets, net	169,018	119,783
Other assets	11,722	18,445
Total	$1,503,248	$1,408,718			$1,503,248	$1,408,718

(1) Percentages may not add due to rounding differences

CONTACT: Jeffery A. Tryka, CFA, Director of Corporate Development and Investor Relations, (574) 970-7912, jtryka@thorindustries.com